Exhibit 99.1

California Water Service Group Reports Fourth Quarter and Full Year 2024 Results

SAN JOSE, Calif., February 27, 2025 (GLOBE NEWSWIRE) -- California Water Service Group (Group or Company, NYSE: CWT), a leading publicly traded water utility serving California, Hawaii, New Mexico, Washington, and Texas, today reported financial results for the fourth quarter and full year of 2024.

Highlights included:

•	2024 operating revenue of $1.037 billion, compared to $794.6 million in 2023

•	Diluted earnings per share of $3.25 in 2024, compared to $0.91 in 2023

•	Record capital investment of $471.0 million in water system infrastructure

•	Authorization from the California Public Utilities Commission (CPUC) to postpone the 2025 Cost of Capital Application to May 1, 2026, maintaining the current 10.27% return on equity plus or minus any changes from the Water Cost of Capital Mechanism (WCCM)

•	Timely progress on California 2024 General Rate Case and Infrastructure Improvement Plan (GRC) filing

◦	Scoping Memo and Ruling issued in November 2024

◦	Subsequent to year end, public participation hearings conducted and California Public Advocate’s (CalPA) report received

•	Declaration of the 320th consecutive quarterly dividend in the amount of $0.30 per share, plus special dividend of $0.04 per share

“Our strong operational and financial performance in 2024 demonstrates our team’s exceptional execution of our business strategy. A key milestone was filing our 2024 California GRC, which includes investments to provide a safe and sustainable water supply to our customers. As we enter 2025, we’re focused on working together with the CPUC to advance this rate case to a timely decision,” said Chairman and CEO Martin A. Kropelnicki.

Q4 2024 Financial Results

•	Net income attributable to Group was $19.7 million, or $0.33 diluted earnings per share, in Q4 2024, compared to net income of $30.1 million, or $0.52 diluted earnings per share, in Q4 2023.

•	Operating revenue was $222.2 million, compared to $214.5 million in Q4 2023, an increase of $7.7 million.

◦	Increased rates added $24.2 million in revenue.

◦	Monterey-style Water Revenue Adjustment Mechanism (MWRAM) revenue increased $5.5 million due to lower higher-tier water sales.

◦	Revenue increases were partially offset by lower unbilled revenue totaling $8.1 million due to reduced December water usage.

◦	Deferred Water Revenue Adjustment Mechanism balances totaling $19.4 million recognized in Q4 2023 did not recur in 2024.

•	Operating expenses were $189.9 million in Q4 2024, compared to $179.3 million in Q4 2023, an increase of $10.6 million.

◦	Water production costs increased by $3.4 million to $73.7 million, primarily due to an increase in wholesale rates and higher consumption.

◦	Income tax benefit decreased $10.1 million to $3.8 million, primarily due to timing of annual Tax Cuts and Jobs Act tax benefit recognition.

•	Net interest expense increased by $2.6 million to $14.9 million in Q4 2024 due to higher borrowings, partially offset by lower interest rates.

Full Year 2024 Financial Results

•	Net income attributable to Group was $190.8 million, or $3.25 diluted earnings per share, in 2024, compared to $51.9 million, or $0.91 diluted earnings per share, in 2023.

•	Operating revenue was $1.037 billion in 2024, compared to $794.6 million in 2023, an increase of $242.4 million.

◦	A cumulative adjustment for the impacts of the 2021 California GRC decision, including 2023 and 2024 interim rate relief and the MWRAM, added $123.9 million in revenue.

◦	An additional net increase of $122.1 million was due primarily to higher rates and increased consumption.

•	Operating expenses were $811.8 million in 2024, compared to $717.5 million in 2023.

◦	Water production costs increased by $22.2 million, mostly due to an increase in wholesale water rates and higher consumption.

◦	Depreciation and amortization increased $10.7 million due to new utility plant placed in service.

◦	Income taxes increased $51.1 million, primarily due to the increase in pre-tax income.

Impact of 2023 Interim Rates on 2024 Results

As a result of the Q1 2024 adoption of the 2021 California GRC decision, interim rate relief related to 2023 totaling $87.5 million of revenue and $64.0 million of net income was included in 2024 operating results. This included $20.2 million of revenue and $13.6 million of net income that was attributable to the three months ending Dec. 31, 2023.

Liquidity, Financing, and Capital Investment

In 2024, Group increased its cash position to $95.7 million from $85.0 million in 2023, of which $45.6 million was restricted, and had additional short-term borrowing capacity of $395 million, subject to meeting the borrowing conditions on its Group and Group subsidiary California Water Service (Cal Water) lines of credit.

On Aug. 2, 2024, the CPUC approved an application for Cal Water to issue up to $1.3 billion in new debt and equity securities.

On Oct. 22, 2024, Cal Water issued $125.0 million in aggregate principal amount of its 5.22% First Mortgage Bonds (Bonds) due Oct. 22, 2054. The Bonds include terms and conditions similar to Cal Water’s existing First Mortgage Bond indebtedness.

Group capital investments during the 12-month period ended Dec. 31, 2024, increased to a record total of $471.0 million, up 23% over the same period last year.

California Regulatory Activity

2024 General Rate Case and Infrastructure Improvement Plan

On July 8, 2024, Cal Water submitted a GRC that included infrastructure improvement plans for 2025-2027. Cal Water proposes to invest more than $1.6 billion in its districts from 2025-2027 in order to support its ability to provide a reliable supply of high-quality water and enhance sustainability. In its application, Cal Water proposes to adjust rates to increase total revenue by $140.6 million, or 17.1%, in 2026; $74.2 million, or 7.7%, in 2027; and $83.6 million, or 8.1%, in 2028. Importantly, the application also proposes a Low-Use Water Equity Program that would decouple revenue from water sales to assist low-water-using, lower-income customers.

The triennial filing, which began in July 2024, is an approximately 18-month review process leading to a final CPUC decision.

The GRC is progressing on time, with the assigned commissioner issuing a Scoping Memo and Ruling in Nov. 2024 and subsequently completing public participation hearings for customers. In addition, in Jan. 2025, Cal Water received a report from CalPA providing comments on our filing. Cal Water has 60 days to provide a response to the CalPA report. Given the progress made in the proceeding and recent decisions issued by the CPUC for other water utilities, the Company is optimistic a final decision can be reached as scheduled.

Cost of Capital

The CPUC has authorized Cal Water to maintain its current cost of capital structure through Dec. 31, 2026. Cal Water’s current cost of capital includes:

•	10.27% return on equity (ROE)

•	4.23% average cost of debt

•	53.40% common equity and 46.60% long-term debt capital structure

•	7.46% overall authorized rate of return

The CPUC’s decision postpones Cal Water’s next Cost of Capital application from May 1, 2025, to May 1, 2026. Additionally, the CPUC reauthorized the WCCM, which may trigger an ROE adjustment based on changes in the Moody’s Utilities Bond Index. The next WCCM calculation will be performed as of Sept. 30, 2025, and the adjustment that results from the calculation, if any, would take effect Jan. 1, 2026.

Emergency Response Actions

Group maintained its emergency response leadership throughout 2024, regularly conducting Community Emergency Operations Response training for its employees, first responders, and organizations across its service areas.

Notable exercises included subsidiary Hawaii Water Service’s July 2024 drills in Maui and on the Big Island, which brought together employees, emergency responders, regulatory agencies, state officials, utilities, contractors, and community partners.

None of Cal Water’s service areas were directly impacted by the Southern California wildfires in early 2025; however, in response, the Company has made contributions to the American Red Cross, World Central Kitchen, California Fire Foundation, Pasadena Humane, and SPCA LA. Group remains committed to supporting both its affected employees and the impacted communities during this challenging time.

Group’s proactive emergency preparedness focuses on wildfire risk mitigation through strategic vegetation management, infrastructure upgrades, crew positioning, and backup power systems. It has invested nearly $55 million over the past five years in pumps, pipelines and emergency generators to mitigate wildfire risk, and has made contributions of nearly $1 million to support local fire agencies across its service areas.

For additional details, please see Form 10-K which will be available at https://www.calwatergroup.com/investors/financials-filings-reports/sec-filings

Quarterly Earnings Teleconference

All stockholders and interested investors are invited to attend the conference call on Thursday, Feb. 27, 2025 at 8 a.m. PT (11 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 5777452. Alternatively, the live audio webcast may be accessed at https://edge.media-server.com/mmc/p/cbxzkhb6. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 2 p.m. ET on Thursday, Feb. 27, 2025, through Monday, Mar. 31, 2025, at 1-800-770-2030 or 1-609-800-9909 using ID# 5777452, or at the webcast above. The call will be hosted by Chairman and Chief Executive Officer Martin A. Kropelnicki; Senior Vice President, Chief Financial Officer and Treasurer James P. Lynch; and Vice President, Rates and Regulatory Affairs, Greg A. Milleman. Prior to the call, the Company will furnish a slide presentation on its website.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Group’s expected financial performance, Group’s plans and proposals pursuant to and timing of the 2024 California GRC; and authorized cost of capital and potential adjustments to same. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures, including with respect to our ability to proposed fully decoupled WRAMs; the outcome and timeliness of the CPUC’s 2024 California GRC; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of public safety power shutoff programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, instability of certain financial institutions, changes in monetary policy, adverse capital markets activity or macroeconomic conditions as a result of geopolitical conflicts, and the prospect of a shutdown of the U.S. federal government; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements and our ability to comply with PFAS regulations; and other risks and unforeseen events described in our Securities and Exchange Commission (“SEC”) filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual Report on Form 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the SEC. We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact	James P. Lynch (408) 367-8200 (analysts)
Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)	December 31, 2024	December 31, 2023
ASSETS
Utility plant:
Utility plant	$5,400,489	$4,925,483
Less accumulated depreciation and amortization	(1,241,785)	(1,152,228)
Net utility plant	4,158,704	3,773,255
Current assets:
Cash and cash equivalents	50,121	39,591
Restricted cash	45,566	45,375
Receivables:
Customers, net	58,585	59,349
Regulatory balancing accounts	55,917	64,240
Other, net	33,976	16,431
Accrued and unbilled revenue, net	39,718	36,999
Materials and supplies	20,511	16,170
Taxes, prepaid expenses, and other assets	19,742	18,130
Total current assets	324,136	296,285
Other assets:
Regulatory assets	357,406	257,621
Goodwill	37,063	37,039
Other assets	302,974	231,333
Total other assets	697,443	525,993
TOTAL ASSETS	$5,180,283	$4,595,533
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $0.01 par value; 136,000 shares authorized, 59,484 and 57,724 outstanding in 2024 and 2023, respectively	$595	$577
Additional paid-in capital	966,975	876,583
Retained earnings	674,918	549,573
Accumulated other comprehensive loss	(7,217)	—
Noncontrolling interests	3,015	3,579
Total equity	1,638,286	1,430,312
Long-term debt, net	1,104,571	1,052,768
Total capitalization	2,742,857	2,483,080
Current liabilities:
Current maturities of long-term debt, net	72,422	672
Short-term borrowings	205,000	180,000
Accounts payable	167,533	157,305
Regulatory balancing accounts	22,648	21,540
Accrued other taxes	6,084	4,591
Accrued interest	8,406	6,625
Accrued expenses and other liabilities	56,271	59,606
Total current liabilities	538,364	430,339
Deferred income taxes	411,083	352,762
Regulatory liabilities	814,551	683,717
Pension	81,665	82,920
Advances for construction	202,614	199,448
Contributions in aid of construction	294,970	286,491
Other	94,179	76,776
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$5,180,283	$4,595,533

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Operating revenue	$222,195	$214,512	$1,036,806	$794,632
Operating expenses:
Operations:
Water production costs	73,728	70,290	310,648	288,512
Administrative and general	36,424	37,058	139,515	142,235
Other operations	32,288	37,723	118,457	112,481
Maintenance	8,689	7,912	34,753	31,975
Depreciation and amortization	33,014	31,576	131,901	121,212
Income tax (benefit) expense	(3,772)	(13,823)	35,938	(15,189)
Property and other taxes	9,578	8,540	40,540	36,271
Total operating expenses	189,949	179,276	811,752	717,497
Net operating income	32,246	35,236	225,054	77,135
Other income and expenses:
Non-regulated revenue	5,884	4,866	20,628	18,509
Non-regulated expenses	(7,188)	(583)	(14,201)	(11,807)
Other components of net periodic benefit credit	3,741	5,462	15,803	20,215
Allowance for equity funds used during construction	1,650	1,405	6,902	5,551
Income tax expense on other income and expenses	(1,985)	(4,106)	(6,551)	(8,408)
Net other income	2,102	7,044	22,581	24,060
Interest expense:
Interest expense	15,674	13,018	60,698	52,809
Allowance for borrowed funds used during construction	(790)	(676)	(3,148)	(2,990)
Net interest expense	14,884	12,342	57,550	49,819
Net income	19,464	29,938	190,085	51,376
Net loss attributable to noncontrolling interests	(195)	(190)	(722)	(535)
Net income attributable to California Water Service Group	$19,659	$30,128	$190,807	$51,911
Earnings per share of common stock:
Basic	$0.33	$0.52	$3.26	$0.91
Diluted	$0.33	$0.52	$3.25	$0.91
Weighted average shares outstanding:
Basic	59,477	57,715	58,612	56,952
Diluted	59,535	57,756	58,647	56,983
Dividends per share of common stock	$0.28	$0.26	$1.12	$1.04